MORGAN KEEGAN SERIES FUND, INC.
                              50 North Front Street
                            Memphis, Tennessee 38103



March 22, 1999

Morgan Asset Management, Inc.
50 North Front Street
Memphis, Tennessee  38103

Dear Ladies and Gentlemen:

      This Agreement is made by and between Morgan Keegan Series Fund, Inc. (the "Fund") and Morgan Asset Management, Inc. (the "Adviser") on behalf of the Fund's two distinct series of common stock, Morgan Keegan Intermediate Bond Fund ("Intermediate Portfolio") and Morgan Keegan High Income Fund ("High Income Portfolio") (each a "Portfolio").

      The Adviser hereby agrees to waive its fees and, if necessary, reimburse the Fund for its first fiscal year of operations to the extent its annual operating expenses (excluding brokerage, interest, taxes and extraordinary expenses) exceed for the Intermediate Portfolio: 0.90% of net assets of Class A shares, 1.25% of net assets of Class C shares and 0.65% of net assets of Class I shares; and exceed for the High Income Portfolio: 1.25% of net assets of Class A shares, 1.75% of net assets of Class C shares, and 1.00% of net assets of Class I shares.

      The Fund agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

      The Adviser understands that it shall look only to the assets of a Portfolio for performance of this agreement as it relates to that Portfolio and for payment of any claim it may have hereunder relating to that Portfolio, and neither any other series of the Fund, nor any of the Fund's directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

      This agreement is effective as of March 22, 1999.

      Except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the laws of the

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State of Maryland. Any amendment to this agreement shall be in writing signed by the parties hereto.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                            Very truly yours,

                                            MORGAN KEEGAN SERIES FUND, INC.

                                            By:  /s/ Charles D. Maxwell
                                                 ----------------------
                                                 Secretary


The foregoing agreement is hereby
accepted as of  March 22, 1999

MORGAN ASSET MANAGEMENT, INC.

By:     /s/ Charles D. Maxwell
        ----------------------
Title:  Secretary